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                                                             EXHIBIT 28(D)(1)(B)

November 1, 2011

Lincoln Advisors Trust
1300 South Clinton Street
Fort Wayne, Indiana 46802

RE:  Advisory Fee Waiver Agreement - Lincoln Advisors Trust

Ladies and Gentlemen:

This letter agreement (the "Agreement") confirms the advisory fee waiver between the funds listed in Schedule A (the "Funds"), each a series of Lincoln Advisors Trust (the "Trust"), and Lincoln Investment Advisors Corporation (the "Adviser") with respect to the portfolio management of the Funds.

     1. Advisory Expense Waiver. The Adviser has agreed to waive a portion of the advisory fee payable to the Adviser under the Investment Management Agreement, dated as of November 1, 2011 ("Investment Management Agreement"), between the Funds and the Adviser, as set forth in the attached Schedule A.

     2. Term and Termination. This Agreement shall become effective on November 1, 2011 and shall continue for an initial term ending January 28, 2013. The Agreement shall renew automatically for one-year terms unless the Trust or the Adviser provides written notice of the termination of the Agreement at least 10 days prior to the end of the then current term.

     3. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, provided that nothing in this Agreement shall be construed in a manner inconsistent with the Investment Company Act of 1940, as amended, or the Investment Advisers Act of 1940, as amended.

                                                          Lincoln Advisors Trust

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Please indicate your approval of this Agreement by signing and returning a copy of this letter to the Fund.

Sincerely,

LINCOLN INVESTMENT ADVISORS CORPORATION


/s/ Kevin J. Adamson
-------------------------------------
Name: Kevin J. Adamson
Title: Vice President

Agreed to:

LINCOLN ADVISORS TRUST, ACTING ON BEHALF OF ITS SERIES LISTED ON SCHEDULE A


/s/ William P. Flory, Jr.
-------------------------------------
Name: William P. Flory, Jr.
Title: Vice President and Chief
       Accounting Officer

                                                          Lincoln Advisors Trust

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                                   SCHEDULE A

                                           WAIVER AMOUNT (AS A PERCENTAGE
FUND                                       OF AVERAGE DAILY NET ASSETS)*
----------------------------------------   ------------------------------
Presidential Protected Profile 2010 Fund                0.10%
Presidential Protected Profile 2020 Fund                0.10%
Presidential Protected Profile 2030 Fund                0.10%
Presidential Protected Profile 2040 Fund                0.10%
Presidential Protected Profile 2050 Fund                0.10%

*    These amounts are stated on an annual basis.

                                                          Lincoln Advisors Trust